Exhibit 99.1

               Guidant Appoints Board Chairman James M. Cornelius
                      as Interim Chief Executive Officer
                Ronald W. Dollens Retires after 11 Years as CEO
               Special Shareholder Meeting Anticipated in January

Indianapolis, Ind.--November 15, 2005--In a joint press release issued earlier today, Guidant Corporation (NYSE: GDT) and Johnson & Johnson announced that the two companies have agreed to revised merger terms.

With unanimous Guidant Board approval and all conditional regulatory clearances, the transaction is now expected to close in the first quarter of 2006, subject to Guidant shareholder approval. Information on the revised terms of the merger agreement and special shareholders meeting will be mailed to Guidant shareholders in the near future.

James M. Cornelius, Chairman of the Board, stated, "The Board believes that it is in the best interest of shareholders to proceed with the merger agreement at the revised terms. Our enthusiasm for this merger and its potential continues. This agreement makes sense for Guidant shareholders and its employees. It amplifies the opportunity for us to do more for patients with cardiovascular disease through a union with Johnson & Johnson."

Guidant's Board of Directors also announced that, effective today, President and Chief Executive Officer Ronald W. Dollens will pursue his previously announced retirement from the Company and Board after more than a decade of leading the organization. The Board also announced that James M. Cornelius, currently non-executive Chairman of the Board, will become Chairman and interim Chief Executive Officer.

Enrique C. Falla, Chairman of the Board Management Development and Compensation Committee, commented, "We thank Ron for his long and successful leadership of our company and for directing the Johnson & Johnson integration strategy for the last eleven months. We are fortunate to have Jim return as the senior executive to lead the company through the completion of the merger."

Mr. Cornelius commented, "The Board is especially thankful to Ron and the senior management group for their efforts, as well as the 12,000 Guidant employee-owners around the globe, during the last eleven months of balancing transition planning and addressing our business challenges."

Ronald W. Dollens commented, "I am confident that it is the proper time to pursue my previously announced retirement. I've been privileged to lead Guidant over the last eleven years and build a solid foundation of organic growth from innovation, global sales distribution capabilities, access to key markets and a dedicated leadership team. These capabilities have been a hallmark of Guidant in the past and will continue into the future under Johnson & Johnson."

In connection with the proposed merger between Guidant Corporation and Johnson & Johnson, Guidant and Johnson & Johnson will file with the SEC a post-effective amendment to their prospectus/proxy statement. This material is not a substitute for the revised prospectus/proxy statement. Investors are urged to read the revised prospectus/proxy statement which will contain important information, including detailed risk factors, when it becomes available. The revised prospectus/proxy statement and other documents which will be filed by Johnson & Johnson and Guidant with the Securities and Exchange Commission will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Investor Relations; or by directing a request when such a filing is made to Guidant Corporation, 111 Monument Circle, #2900, Indianapolis, IN 46204-5129,
Attention: Investor Relations.

Guidant Corporation, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Guidant and their ownership of Guidant stock is set forth in Guidant's most recent filing on Form 10-K. Investors may obtain additional information regarding the interests of such participants by reading the revised prospectus/proxy statement when it becomes available.

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